As filed with the Securities and Exchange Commission on August 7, 2006.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	572 Whitehead Road Bldg. # 1 Trenton, New Jersey 08619	87-0273300
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

EMTEC, INC.
2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Dinesh R. Desai
Chief Executive Officer
Emtec, Inc.
572 Whitehead Road, Bldg. #1
Trenton, New Jersey 08619
(609) 528-8500
(Name, address, and telephone number, including area code, of agent for service)
With a Copy to:

Carmen J. Romano, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-8208
(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee

Common Stock of Emtec, Inc., par value $.01 per share to be issued under the Plan	1,400,000 shares	$1.30	$1,820,000.00	$194.74

(1)

The amounts are based upon the average of the high and low sale prices for shares of the Registrant’s Common Stock as reported on the OTC Bulletin Board on August 1, 2006, and are used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 (the “Securities Act”). Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

          Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by Emtec, Inc. (the “Registrant”) are hereby incorporated herein by reference:

                    1. The Registrant’s annual report for the fiscal year ended August 31, 2005, filed on Form 10-K on December 14, 2005.

                    2. Amendment No. 1 to the Registrant’s annual report for the fiscal year ended August 31, 2005, filed on Form 10-K/A on July 7, 2006.

                    3. The Registrant’s quarterly report for the period ending November 30, 2005, filed on Form 10-Q on January 23, 2006.

                    4. The Registrant’s quarterly report for the period ending February 28, 2006, filed on Form 10-Q on April 14, 2006.

                    5. The Registrant’s quarterly report for the period ending May 31, 2006, filed on Form 10-Q on July 17, 2006.

                    6. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since August 31, 2005.

                    7. The description of the Common Stock of the Registrant contained in Amendment No. 2 to Form 10 filed with the Commission on August 10, 2001 by the Registrant, including any amendment or report filed for the purpose of updating such description.

                    8. All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

          The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant’s certificate of incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

          Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

          The Registrant’s certificate of incorporation provides that its directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

          The Registrant’s certificate of incorporation and bylaws provide for the indemnification of its directors and officers and, to the extent authorized by the board in its sole and absolute discretion, employees and agents, to the fullest extent authorized by, and subject to the conditions set forth in the DGCL, except that the Registrant will indemnify a director or officer in connection with a proceeding initiated by such person if the proceeding was authorized by the Registrant’s board. The indemnification provided under the Registrant’s certificate of incorporation and bylaws includes the right to be paid the expenses, including attorneys’ fees, in advance of any proceeding for which indemnification may be had, provided that the payment of such expenses incurred by a director, officer, employee or agent in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so paid in advance if it is ultimately determined that the director of officer is not entitled to be indemnified.

          Under the Registrant’s bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person’s status as such, and related expenses, whether or not the Registrant would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant currently has director and officer liability insurance on behalf of its directors and officers in the aggregate amount of $5.0 million.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

5.1	Opinion of Dechert LLP (counsel to the Registrant).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Glassel & Bonfiglio, LLC.

23.3	Consent of Dechert LLP (contained in opinion filed as Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (set forth on signature page of this Registration Statement).

Item 9.	Undertakings.

Undertakings required by Item 512(a) of Regulation S-K

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                              Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

                              The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Undertakings required by Item 512(b) of Regulation S-K

                              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertakings required by Item 512(h) of Regulation S-K

                              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                              The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Trenton, State of New Jersey, on this 7 day of August, 2006.

EMTEC, INC.

By:	/s/ Dinesh R. Desai

Dinesh R. Desai
Chief Executive Officer

POWER OF ATTORNEY

                              KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dinesh R. Desai as such person’s attorney-in-fact, with full power of substitution and re-substitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto him full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such person, or his agent or substitutes, may do or cause to be done by virtue hereof.

                              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

/s/ Dinesh R. Desai		August 7, 2006

Dinesh R. Desai	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Stephen C. Donnelly		August 7, 2006

Stephen C. Donnelly	Chief Financial Officer (Principal Financial Officer)

/s/ Sam Bhatt		August 7, 2006

Sam Bhatt	Chief Accounting Officer (Principal Accounting Officer)

/s/ Brian McAdams		August 7, 2006

Brian McAdams	Vice Chairman, Director

/s/ Gregory P. Chandler		August 7, 2006

Gregory P. Chandler	Director

/s/ Robert Mannarino		August 7, 2006

Robert Mannarino	Director

/s/ Keith Grabel		August 7, 2006

Keith Grabel	President, Director